                                  [DIME LOGO]


                                  July 6, 2000

Investors are urged to read (1) Dime's solicitation/recommendation statement filed with the Securities and Exchange Commission on Schedule 14D-9 on March 21, 2000 with respect to North Fork Bancorporation's hostile exchange offer, (2) Dime's proxy statement to stockholders for its 2000 annual meeting and (3) Dime's tender offer statement on Schedule TO when filed with the Securities and Exchange Commission in connection with Dime's proposed Dutch Auction tender offer, as well as any amendments or supplements to these statements when they become available, because they contain important information. Each of these documents has been or will be filed with the SEC and investors may obtain them for free from the SEC at the SEC's website (www.sec.gov) or from Dime by directing such request to: Dime Bancorp, Inc., Investor Relations Dept., 589 Fifth Avenue, New York, NY 10017, telephone 1-212-326-6170, or to Innisfree M&A Incorporated at 1-888-750-5834.

Certain statements in Dime's presentations may be forward-looking. A variety of factors could cause Dime's actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the transactions described above as well as the operations, performance, development, and results of Dime's business include litigation, interest rate movements, competition from both financial and non-financial institutions, changes in applicable laws and regulations, the timing and occurrence (or non-occurrence) of transactions and events that may be subject to circumstances beyond Dime's control and general economic conditions.

Dime believes that "operating earnings" basis information, when taken in conjunction with reported results, provide useful information in evaluating performance on a comparable basis, although operating earnings are not currently a required basis for reporting financial results under generally accepted accounting principles.


[DIME LOGO]

ANNOUNCEMENTS


=     $238 Million Investment by Warburg Pincus

=     Tony Terracciano Named Chairman

=     Dutch Auction Tender Offer for 12.5% of Dime's Shares

=     Spin-Out of Litigation Tracking Warrants to Dime Shareholders

=     Phase-out of Stockholder Rights Plan


[DIME LOGO]                                                                    1

STRATEGIC REVIEW PROCESS


The strategic review process was designed to give Dime's Board of Directors the best possible understanding of the Company's alternatives.


      -     Performed a detailed review of Dime's business plan

            =     Reviewed alternative restructuring initiatives

      - Invited qualified merger partners that expressed an interest in the Dime

            = Potential merger partners signed Confidentiality Agreements, information provided and discussions held

      - Moved forward with Warburg Pincus, a nationally recognized financial partner

      -     Provides Dime shareholders with two attractive alternatives

            =     Co-invest with Warburg Pincus and Tony Terracciano

            =     Cash out at comparable value to North Fork offer


[DIME LOGO]                                                                    2

STRATEGIC REVIEW PROCESS

Results of process reflect a sub-optimal M&A environment for depository institutions.


      -     Bank/thrift M&A activity at lowest point in several years

      -     Bank/thrift P/E multiples at lowest point in several years

      -     Bank/thrift M&A pricing at lowest point in several years

      -     Market reaction to bank/thrift M&A activity has been negative

      -     Bank/thrift M&A environment impacted by rising interest rates

      -     Potential acquirors otherwise occupied


[DIME LOGO]                                                                    3

WHY NOT NORTH FORK PROPOSAL?

                              CURRENT NFB PROPOSAL

             Value Per Dime Share                     $17.06
             Proposal Value-to-Book                     1.21x
             Proposal Value-to-2000E GAAP EPS           7.08
             Proposal Value-to-2000E Cash EPS           6.54

Data as of July 5, 2000. First Call earnings estimates.


-     Offer far below comparable transactions

-     Dilutive to Dime shareholders

- Ownership share below the contribution Dime would be making in terms of earnings, equity and assets

-     Based on unachievable and unrealistic assumptions

-     CSFB and Merrill Lynch rendered inadequacy opinions


[DIME LOGO]                                                                    4

WHY NO DISCUSSIONS WITH NORTH FORK?


DIME CONDUCTED A DILIGENT REVIEW OF THE NORTH FORK OFFER.


- NFB made extensive regulatory filings that were intended to explain assumptions underlying their proposal

-     Events reinforced original concerns about North Fork's proposal

      =     NFB missed 1Q '00 earnings estimates

      = NFB's stock has underperformed the S&P Regional Bank Index by 20% since announcing the offer

      = NFB has been unsuccessful at rebutting any of the principal issues raised by Dime

-     NFB has made it clear that it will not raise its bid meaningfully

      = On a June 27 conference call, John Kanas stated that NFB did not intend to meaningfully increase its price

      = Price increase, if any, is contingent upon demonstration of "heretofore" unforeseen value

- NFB's publicly expressed unwillingness to sign a standard confidentiality agreement


[DIME LOGO]                                                                    5

NO PREMIUM IN NORTH FORK PROPOSAL


     DIME'S STOCK HAS OUTPERFORMED THE S&P THRIFT INDEX BY ONLY 0.3% SINCE
                          THE NORTH FORK ANNOUNCEMENT.


      -     Highlights illusionary nature of North Fork premium

                              [LINE CHART GRAPHIC]

[PLOT POINTS; DETAILS OMITTED]


[DIME LOGO]                                                                    6

WHY WARBURG PINCUS INVESTMENT?


- Highly respected Wall Street investment firm with a long successful track record

- Allows Dime to tender for shares at a value consistent with North Fork's offer

-     Retains the option of obtaining a "control premium" in the future

-     Provides a third party affirmation of business plan

- Warburg proposal does not have the execution risk associated with a hostile offer

-     Does not foreclose any strategic option


DIME.                                                                          7

MANAGEMENT


THE ADDITION OF TONY TERRACCIANO, WITH A LONG RECORD OF SUCCESSFULLY DELIVERING
          SHAREHOLDER VALUE, AS CHAIRMAN OF DIME, BROADENS AND DEEPENS
                            DIME'S MANAGEMENT TEAM.

NAME                   POSITION AT DIME                     PRIOR AFFILIATION
----                   ----------------                     -----------------
Tony Terracciano       Chairman                             First Union/First Fidelity, Mellon, Chase
Larry Toal             CEO                                  Chase
Tony Burriesci         CFO                                  First Union/First Fidelity
Tom Ducca              Information Technology               Perot Systems/Chase
Bob Kettenmann         Consumer Lending                     Chase
Murray Mascis          Commercial Real Estate Lending       Citibank
Rich Mirro             Mortgage Banking                     Fleet/Chase
Carlos Munoz           Credit & Risk Management             Citibank
Peyton Patterson       Consumer Financial Services          Chemical
Don Schwartz           Business Banking                     Fleet/NatWest


      - Tony Terracciano has a strong following on Wall Street given highly successful track record

            =     1985 - 1987 Vice Chairman, Chase Manhattan (23 years at Chase)

            =     1987 - 1990 President and COO, Mellon Bank Corporation

            =     1990 - 1996 Chairman, President and CEO, First Fidelity

            =     1996 - 1997 President, First Union Corporation


DIME.                                                                          8

WARBURG PINCUS AGREEMENT

Consideration               -  $238 million
--------------------------------------------------------------------------------------------------------------
Securities Issued (*)       -  13.6 million shares of restricted common

                            -  13.6 million 7 year warrants with an exercise price of $21.50

                            -  Total investment equates to a fully diluted ownership interest of 22.1%, assuming conversion of warrants
--------------------------------------------------------------------------------------------------------------
Timing of Investment        -  $210 million at signing and $28 million upon receipt of regulatory approvals
--------------------------------------------------------------------------------------------------------------
Restrictions                -  Shares and warrants restricted from sale. Restrictions expire based on the following schedule:

                               =   20% after 1 year

                               =   30% after 2 years

                               =   50% after 3 years

                            -  Warburg allowed to tender proportionally with other shareholders, as long as
                               60% accept an offer
--------------------------------------------------------------------------------------------------------------


_____________________

* Initially structured as a preferred stock investment pending requisite regulatory approvals.


DIME.                                                                          9

WARBURG PINCUS AGREEMENT


--------------------------------------------------------------------------------------------------------------
Use of Proceeds         -  Repurchase shares

                           =  Dime plans to initiate a Dutch Auction tender to repurchase shares equal to shares issued to Warburg with an anticipated floor of $16.00 and a cap of $18.00

                           =  Dutch Auction tender offer will be subject to customary conditions, as well as the closing of Warburg's investment
--------------------------------------------------------------------------------------------------------------
Voting                  -  No voting restrictions or agreements on the stock

                           =  Voting rights will commence upon receipt of applicable regulatory approvals and are limited to 24.9%
--------------------------------------------------------------------------------------------------------------
Change of Control       -  Warburg has option to exchange outstanding warrants into shares of common stock, market rate preferred stock or cash at the option of the Dime at a valuation based on the Black Scholes model
--------------------------------------------------------------------------------------------------------------
Goodwill Lawsuit        -  Dime currently plans to distribute Litigation Tracking Warrants ("LTWs")
                           related to the Dime goodwill lawsuit against the U.S. government

                           =  Warburg excluded from LTW spin-out

                           =  Estimated value in excess of $0.50 per share
--------------------------------------------------------------------------------------------------------------
Governance              -  Warburg entitled to one board seat/two observers
--------------------------------------------------------------------------------------------------------------


DIME.                                                                         10

SUMMARY VALUATION ANALYSIS

     THE $238 MILLION OF CONSIDERATION RECEIVED IS IN LINE WITH THE VALUE OF
                          THE SECURITIES BEING ISSUED.

                                                           Low             High
                                                           ---             ----
Common Stock(1)                                            $226            $226

Liquidity Discount at 15% and 10%                           (34)            (23)

7 Year Warrants(2)                                           38              55

Goodwill Claim "Carve-out"(3)                                (7)             (7)

Value of Securities Purchased                              $223            $251




---------------------------------------

(1) Common stock equivalents of preferred shares issued to Warburg. Value of common stock based on Dime's average closing price for the last five trading days ending July 5, 2000 of $16.60.

(2) Based on a $16.00 spot price, $21.50 strike price adjusted to account for a 10% liquidity discount due to restriction on underlying shares, 7 year maturity, 7.25% 7 year rate, a dividend yield of 1.9% plus an additional 50 bps in borrowing costs, 25% to 35% volatility, and a 10% discount adjustment for illiquidity associated with the 3 year sale restriction on the warrants.

(3) Value based on publicly traded comparable securities including CCPRZ, GSBNZ and CALGZ.

[DIME LOGO]                                                                   11

ANNOUNCED STRATEGY IS SHAREHOLDER ORIENTED

-    Preserves future change-of-control premium

-    Enhances shareholder value

     -- Dutch Auction tender allows Dime to tender for shares at a value consistent with North Fork's offer

     --   Goodwill lawsuit value distribution to current shareholders

-    Warburg Pincus' interests are aligned with shareholders

     --   No voting rights agreement

     --   Economically motivated

- Tony Terracciano has a demonstrated record of successfully delivering shareholder value

-    Stockholder Rights Plan amendments

     -- Rights Plan not triggered for tender offers with at least 50% cash and sufficiently liquid securities for all shares, and 75% of Dime's shares tendered

     --   Plan will terminate after the 2002 annual meeting


[DIME LOGO]                                                                   12

                     DIME - A COMPELLING VALUE PROPOSITION

CURRENT VALUE PROPOSITION


     -    Consistent and strong financial performance

     -    Improving quality of earnings

     -    Attractive customer and marketplace demographics

     -    Recognized and respected brand name

     -    Trading at a discount to bank and thrift peers


[DIME LOGO]                                                                   13

CONSISTENT AND STRONG FINANCIAL PERFORMANCE


               15 CONSECUTIVE QUARTERLY OPERATING EPS INCREASES*

[BAR GRAPH]

Q1 '96           0.27
Q2 '96           0.27
Q3 '96           0.28
Q4 '96           0.29
Q1 '97           0.31
Q2 '97           0.35
Q3 '97           0.38
Q4 '97           0.41
Q1 '98           0.43
Q2 '98           0.47
Q3 '98           0.49
Q4 '98           0.51
Q1 '99           0.52
Q2 '99           0.54
Q3 '99           0.55
Q4 '99           0.56
Q1 '00           0.59


                           IMPROVING RETURN ON EQUITY

[BAR GRAPH]

1997             14.25%

Q1 '00           17.04%

* Adjusted to reflect effects of any special or unusual items.

[DIME LOGO]                                                                   14

BALANCE SHEET TRANSFORMATION - BECOMING MORE "BANK-LIKE"

(Dollars in Billions)


                               IMPROVED LOAN MIX

[BAR GRAPH]

                                                   12/31/1997       03/31/2000
Business, Consumer and Commercial Real Estate           24%              47%

Residential Mortgage                                    76%              53%
                                                     -----            -----
                                                     $13.0            $15.6



                            INCREASED CORE DEPOSITS

[BAR GRAPH]

                                                   12/31/1997       03/31/2000
Core                                                    43%              54%

Time                                                    57%              46%
                                                     -----            -----
                                                     $13.8            $14.4


                               REDUCED SECURITIES

[BAR GRAPH]

12/31/1997                                              23%
                                                      ----
                                                      $5.0

3/31/2000                                               16%
                                                      ----
                                                      $3.9



[DIME LOGO]                                                                   15

DIVERSIFIED BUSINESS MIX

Balanced Earnings with Less Dependence on Mortgage Banking

                                      1998

                            NET INCOME CONTRIBUTION

[PIE CHART]

Retail Banking                                                               47%
Mortgage Banking                                                             31%
Investment Portfolio                                                          8%
Commercial Banking                                                           15%

                                     Q1 '00

                            NET INCOME CONTRIBUTION

[PIE CHART]

Retail Banking                                                               57%
Mortgage Banking                                                              9%
Investment Portfolio                                                         12%
Commercial Banking                                                           22%


[DIME LOGO]                                                                   16

ATTRACTIVE MARKETPLACE

Consumer Financial Services


[MAP]


[DIME LOGO]                                                                   17

IMPUTED VALUATION BASED ON PUBLIC COMPARABLES

                                                           BANKS                          THRIFTS
                                                 --------------------------     ---------------------------
                                    DIME         MULTIPLE     IMPUTED VALUE     MULTIPLE      IMPUTED VALUE
                                    -----        --------     -------------     --------      -------------
Price/Book                          1.21x          1.71x          $24.13          1.48x          $20.83
Price/Tangible Book                 1.82x          2.25x          $21.04          1.75x          $16.34
Price/2000E EPS                     7.05x         10.06x          $24.25          8.33x          $20.07
Price/2000E Cash EPS                6.51x          9.04x          $23.59          7.41x          $19.33

AVERAGE                                                           $23.25                         $19.14


Data as of July 5, 2000.
Banks include Summit, Associated Banc. and M&T.
Thrifts include Astoria, Roslyn, Bank United, Sovereign and Washington Mutual.


[DIME LOGO]                                                                   18

                                  CONCLUSIONS

CONCLUSIONS

     - Allows selling shareholders to sell stock faster and at a more certain value than that offered by North Fork

     - Addition of Tony Terracciano broadens and deepens Dime's executive management team

     - Does not limit Dime's future ability to realize a change-of-control premium

     - Affirmation of merits of strategic plan by Warburg Pincus, a highly regarded investor

     -    Stock trades at a significant discount to peers


                     DIME - A COMPELLING VALUE PROPOSITION


[DIME LOGO]                                                                   19

                                   APPENDIX--
                                 REVIEW OF DIME

DIVERSIFIED FRANCHISE

     REGIONAL CONSUMER AND BUSINESS BANK

         -   $24.2 billion in assets and $14.4 billion in total deposits
         -   One of the largest depository institutions in the New York market
         -   127 branch network; One million customers
         -   Full product array/multi-channel distribution network

     NATIONAL MORTGAGE BANKING AND CONSUMER LENDING FRANCHISE

         -   11th largest home mortgage originator in the U.S.
         -   19th largest loan servicer
         -   Multiple mortgage products/balanced production channels
         -   A leading originator of home equity products



[DIME LOGO]                                                                   20

CONSISTENT AND STRONG FINANCIAL PERFORMANCE
================================================================================

                                           AT OR FOR THE YEAR ENDED DECEMBER 31,
                                          --------------------------------------
                                Q1 2000    1999    1998    1997    1996    1995
                                -------    ----    ----    ----    ----    ----
 Net Operating Earnings ($MM)..    $65     $244    $217    $157    $121     $79
 Operating EPS.................   0.59     2.17    1.89    1.45    1.11    0.72

 ROA...........................   1.11%    1.11%   1.02%   0.78%   0.61%   0.38%
 ROE...........................  17.04    16.74   16.34   14.25   12.00    8.29
 NIM...........................   2.96     2.91    2.68    2.51    2.40    2.07
 Efficiency Ratio..............  49.08    51.40   53.91   51.17   52.55   59.83

 Tangible Equity/Assets........   4.41     4.19    5.23    4.98    5.35    4.76

 NPAs/Assets...................   0.37     0.36    0.37    0.67    1.30    1.55
 Allowance/Loans...............   0.91     0.92    0.82    0.81    0.99    1.31

[DIME LOGO]__________________________________________________________________ 21

BALANCE SHEET TRANSFORMATION - IMPROVED MARGIN AND HIGHER FEE INCOME (Dollars in Millions)

NET INTEREST MARGIN


[BAR GRAPH]

1997          2.51%
1999          2.91%
1Q '00        2.96%


FEE INCOME

[BAR GRAPH]

                               1Q '97          1Q '99         1Q '00
                               ------          ------         ------
Banking                        $  6.1          $ 11.2         $ 15.5

Insurance & Securities         $  6.9          $  8.6         $ 10.5

Loan Servicing/Production      $ 11.9          $ 61.9         $ 66.8
                               ------          ------         ------
Total                          $ 24.9          $ 81.7         $ 92.8


[DIME LOGO]                                                                  22

GROWING CONSUMER LOAN PORTFOLIO
(DOLLARS IN MILLIONS)

PORTFOLIO BALANCE

[BAR GRAPH]

1997         $  773
1998         $  972
1999         $2,495
Q1 '00       $2,608


COMPOSITION @ 3/31/00

[PIE CHART]

Home Equity       61%
Automobile        34%
Other              5%


[DIME LOGO]                                                                   23

COMMERCIAL REAL ESTATE LENDING
(DOLLARS IN MILLIONS)


PORTFOLIO BALANCE

[BAR GRAPH]

1997       $2,263
1998       $2,568
1999       $3,483
Q1 '00     $3,648


COMPOSITION @ 3/31/00

[PIE CHART]

Multi-Family         49%
Office Buildings     22%
Retail Centers       19%
Other                10%


[DIME LOGO]                                                                   24

GROWING BUSINESS BANKING PORTFOLIO
(DOLLARS IN MILLIONS)

LOAN PORTFOLIO

[BAR GRAPH]

1997       $   99
1998       $  287
1999       $1,029
Q1 '00     $1,091


[DIME LOGO]                                                                   25

MORTGAGE BANKING ORIGINATIONS
(DOLLARS IN BILLIONS)

ORIGINATION VOLUME

[BAR GRAPH]

1997       $16.1
1998       $30.8
1999       $23.2
Q1 '00     $ 3.5


ORIGINATION COMPOSITION

[PIE CHART]

CONVENTIONAL      47%
FHA/VA            23%
ARM               13%
JUMBO             17%


[DIME LOGO]                                                                   26

MORTGAGE BANKING
(Dollars in Billions)


SERVICING PORTFOLIO

[BAR GRAPH]

                     Weighted Average
                          Coupon
1997       $35.0           7.78%
1998       $46.5           7.35%
1999       $48.0           7.27%
Q1 '00     $50.0           7.27%


[DIME LOGO]                                                                   27

STRONG ASSET QUALITY
Asset Quality
(Dollars in Millions)


NON-PERFORMING ASSETS

[BAR GRAPH]

1995       $316
1996       $245
1997       $147
1998       $ 83
1999       $ 86
Q1 '00     $ 90

[PIE CHART]

Residential Real Estate      60%
Commercial Real Estate        6%
Consumer                     12%
Business                      4%
ORE                          18%

Data at March 31, 2000
NET CHARGE-OFFS

[BAR GRAPH]

1995      $82
1996      $63
1997      $64
1998      $32
1999      $14
Q1 '00    $ 5


ALLOWANCE TO NON-ACCRUAL LOANS

[BAR GRAPH]

1995        50%
1996        56%
1997        88%
1998       191%
1999       202%
Q1 '00     194%


[DIME LOGO]                                                                   28

RECENT RESULTS
First Quarter 2000 Performance


      -  Continued earnings growth

         --  15 consecutive quarterly operating EPS increases

         --  20% EPS growth from 1Q '99

         --  Exceeded "Street" estimate by $0.02 per share

      -  Improved earnings quality

         --  Margin up 21b.p. from 1Q '99

         --  Net Interest Income up 14% from 1Q '99

      -  Increased Fee Income

         --  Loan Production/Servicing Fees $66.8 million; Up 8% from 1Q '99

         --  Bank Servicing Fees $15.5 million; Up 38% from 1Q '99

         --  Insurance/Securities Brokerage Fees $10.5 million; Up 22% from 1Q
             '99

[DIME LOGO]                                                                  29

RECENT RESULTS
First Quarter 2000 Performance (cont'd)
(Operating Earnings Basis*)


                                           1Q '99          1Q '00        Change
                                           ------          ------        ------
     -  Operating Earnings Basis
        --  Net Income                   $54.8 million   $65.3 million   +19%

        --  EPS                          $0.49           $0.59           +20%

        --  ROE                          16.67%          17.04%          +37 b.p.

        --  ROA                          1.09%           1.11%           +2 b.p.

     -  Cash Operating Earnings Basis
        --  Net Income                   $61.7 million   $71.7 million   +16%

        --  EPS                          $0.55           $0.64           +16%

        --  Cash ROE                     21.00%          28.59%          +759 b.p

        --  Cash ROA                     1.15%           1.25%           +10 b.p.

------------
* Operating earnings: Reported earnings adjusted to reflect effects of any special or unusual items (there were no special or unusual items in Q1 `00). Cash operating earnings: Operating earnings excluding amortization of goodwill, net of taxes.


[DIME LOGO]                                                                   30

WHY RECOMMEND "FOR" VOTE

      -  North Fork's hostile offer is inadequate

      - Dime's strategic review process was fair, comprehensive and resulted in a value additive transaction

      -  Dime has excellent financial performance

      - Warburg agreement is aligned with all shareholders' interests -- Economic incentive is to maximize shareholder value
         --  No voting restrictions


[DIME LOGO]                                                                   31